SCHEDULE 14A
                              (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                        SECURITIES 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant:     /X/
Filed by a Party other than the Registrant:  /  /

Check the appropriate box:

/X/  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to 240.14a-110 or 240.14a-12

                            ENERGIZER HOLDINGS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee Was paid previously. Identify the previous filing by registration Statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            ENERGIZER HOLDINGS, INC.
                         533 MARYVILLE UNIVERSITY DRIVE
                            ST. LOUIS, MISSOURI 63141


Dear  Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held at 2:30 p.m. on Monday, January 28, 2002 at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

We hope you will attend in person. If you plan to do so, please bring the enclosed Shareholder Admittance Ticket with you.

Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement and vote your shares. You may sign, date and return the enclosed proxy as soon as possible in the postage-paid envelope provided, or you may vote by telephone or via Internet. However you decide to vote, we would appreciate your voting as soon as possible.

We  look  forward  to  seeing  you  at  the  Annual  Meeting!




                                  J. PATRICK MULCAHY
                                  Chief Executive Officer


December  10,  2001

                            ENERGIZER HOLDINGS, INC.
                         533 MARYVILLE UNIVERSITY DRIVE
                            ST. LOUIS, MISSOURI 63141

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To  the  Shareholders:

The Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at 2:30 p.m. on Monday, January 28, 2002, at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

     The  purpose  of  the  meeting  is  to:

1. elect three directors to serve three-year terms ending at the Annual Meeting held in 2005, or until their respective successors are elected and qualified; and
2. approve an amendment to Energizer's Articles of Incorporation to limit director liability for breach of fiduciary duties;

and  to  act  upon  such  other matters as may properly come before the meeting.

You may vote if you are a shareholder of record on November 23, 2001. It is important that your shares be represented and voted at the Meeting. Please vote in one of these ways:

-     USE  THE  TOLL-FREE  TELEPHONE  NUMBER  shown  on  the  proxy  card;
-     VISIT  THE  WEB SITE noted on your proxy card to vote via the Internet; OR
- MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

                                   By  Order  of  the  Board  of  Directors,




                                   Timothy  L.  Grosch
                                   Secretary

December  10,  2001

6

                  PROXY  STATEMENT  -------  VOTING  PROCEDURES
                  ---------------------------------------------

YOUR  VOTE  IS  VERY  IMPORTANT

The Board of Directors is soliciting proxies to be used at the 2002 Annual Meeting. This proxy statement and the form of proxy will be mailed to shareholders beginning December 10, 2001.

WHO  CAN  VOTE

Record holders of Energizer Holdings, Inc. Common Stock on November 23, 2001 may vote at the meeting. On November 23, 2001, there were _________ shares of Common Stock outstanding. The shares of Common Stock held in the Company's treasury will not be voted.

HOW  YOU  CAN  VOTE

There  are  three  voting  methods:
- Voting by Mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.
- Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on your proxy card.
- Voting by Internet. You can also vote via the Internet. The web site for Internet voting is on your proxy card, and voting is available 24 hours a day.

If  you  vote  by telephone or via the Internet you should not return your proxy
                                                           ---
card.

HOW  YOU  MAY  REVOKE  OR  CHANGE  YOUR  VOTE

You  can  revoke  your  proxy  at any time before it is voted at the meeting by:
-     sending  written  notice  of  revocation  to  the  Secretary;
-     submitting another proper proxy by telephone, Internet or paper ballot; or
- attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the meeting.

GENERAL  INFORMATION  ON  VOTING

You are entitled to cast one vote for each share of Common Stock you own on the record date. Shareholders do not have the right to vote cumulatively in electing directors. The election of each director nominee, and approval of the proposed amendment of Energizer's Articles of Incorporation, must be approved by a majority of shares entitled to vote and represented at the Annual Meeting in person or by proxy. Shares represented by a proxy marked "abstain" on any matter, or that provide that a vote be withheld on any matter, will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal. Therefore, any proxy marked "abstain" will have the effect of a vote against the matter. Shares represented by a proxy as to which there is a "broker non-vote" (for example, where a broker does not have discretionary authority to vote the shares), will be considered present at the meeting for purposes of determining a quorum, but will have no effect on the vote.

All shares that have been properly voted - whether by telephone, Internet or mail - and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. At the date this proxy statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

VOTING  BY  PARTICIPANTS  IN  THE COMPANY'S OR RALSTON'S SAVINGS INVESTMENT PLAN

If you participate in the Company's Savings Investment Plan or in the Ralston Purina Company Savings Investment Plan and had an account in the Energizer Common Stock Fund on November 15, 2001, the proxy will also serve as voting instructions to the trustee for both plans, Vanguard Fiduciary Trust Company, an affiliate of The Vanguard Group of Investment Companies, for the shares of Common Stock credited to your account on that date. If the trustee does not receive directions with respect to any shares of Common Stock held in a plan, it will vote those shares in the same proportion as it votes shares in that plan for which directions were received.

COSTS  OF  SOLICITATION

The Company will pay for preparing, printing and mailing this proxy statement. We have engaged Georgeson & Company, Inc. to help solicit proxies from shareholders for a fee of $11,000 plus its expenses. Proxies may also be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by employees of Georgeson. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

COMPLIANCE  WITH  SECTION  16(A)  REPORTING

The rules of the Securities and Exchange Commission require that the Company disclose late filings of reports of stock ownership and changes in stock ownership by its directors and executive officers. To the best of the Company's knowledge, all of the filings for the Company's executive officers and directors were made on a timely basis in 2001.

                          ITEM 1. ELECTION OF DIRECTORS

The Board of Directors consists of nine members and is divided into three classes, with each class currently consisting of three members, with terms of service expiring at successive Annual Meetings.

Three directors will be elected at the 2002 Annual Meeting to serve for a three-year term expiring at our Annual Meeting in the year 2005. The Board has nominated Richard A. Liddy, Joe R. Micheletto and William H. Danforth for election as directors at this Meeting. Each nominee is currently serving as a director and has consented to serve for a new term. Each nominee elected as a director will continue in office until his successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person the Board may nominate in his or her place, unless you indicate otherwise.

VOTE REQUIRED. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and represented in person or by proxy is required for the election of each director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES FOR ELECTION AS DIRECTORS.

                 INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Please  review  the following information about the nominees and other directors
--------------------------------------------------------------------------------
continuing  in  office.  The  ages  shown  are  as  of  December  31,  2001.
----------------------------------------------------------------------------

[PHOTO]     WILLIAM  H.  DANFORTH,  Director  Since  2000,  Age  75
          (Standing  for  election  at  this  meeting  for a term expiring 2005)

Trustee and former Chancellor, Washington University. Also a director of Ralston Purina Company
--------------------------------------------------------------------------------

[PHOTO]     RICHARD  A.  LIDDY,  Director  Since  2000,  Age  66
          (Standing  for  election  at  this  meeting  for a term expiring 2005)

Chairman and CEO, GenAmerica Corporation (insurance holding company) and Chairman of the Board of the Reinsurance Group of America, Incorporated (insurance). Also a director of Brown Shoe Company, Inc., Ameren Corporation and Ralston Purina Company.
--------------------------------------------------------------------------------

[PHOTO]     JOE  R.  MICHELETTO,  Director  Since  2000,  Age  65
          (Standing  for  election  at  this  meeting  for a term expiring 2005)

Chief Executive Officer and President, Ralcorp Holdings, Inc. (food products). Also a director of Ralcorp Holdings, Inc. and Vail Resorts, Inc.
--------------------------------------------------------------------------------

[PHOTO]     H.  FISK  JOHNSON,  Director  Since  2000,  Age  43
          (Continuing  in  Office  -  Term  Expiring  in  2003)

Chairman  of  the  Board  and  Chairman,  S.C.  Johnson  &  Son,  Inc. (consumer products).
--------------------------------------------------------------------------------

[PHOTO]     J.  PATRICK  MULCAHY,  Director  Since  2000,  Age  57
          (Continuing  in  Office  -  Term  Expiring  in  2003)

Chief  Executive Officer,  Energizer Holdings, Inc.  Also a director of Solutia,
Inc.
--------------------------------------------------------------------------------

[PHOTO]     WILLIAM  P.  STIRITZ,  Director  Since  2000,  Age  67
          (Continuing  in  Office  -  Term  Expiring  in  2003)

     Chairman of the Board and Chairman of the Energizer Holdings, Inc. Management Strategy and Finance Committee. Also a director of Ralston Purina Company, Ball Corporation, The May Department Stores Company, Ralcorp Holdings, Inc., Reinsurance Group of America, Inc. and Vail Resorts, Inc.
--------------------------------------------------------------------------------

[PHOTO]     F.  SHERIDAN  GARRISON,  Director  Since  2000,  Age  67
          (Continuing  in  Office  -  Term  Expiring  in  2004)

Retired Chairman of the Board, American Freightways, Inc. (trucking). Also a director of Federal Express Corporation.
--------------------------------------------------------------------------------

[PHOTO]     R.  DAVID  HOOVER,  Director  Since  2000,  Age  56
          (Continuing  in  Office  -  Term  Expiring  in  2004)

President  and  Chief  Executive  Officer,  Ball  Corporation (beverage and food packaging and aerospace products and services). Also a director of Ball Corporation and Datum, Inc.
--------------------------------------------------------------------------------

[PHOTO]     ROBERT  A.  PRUZAN,  Director  Since  2000,  Age  38
          (Continuing  in  office-Term  Expiring  in  2004)

President and Chief Executive Officer, North American Investment Banking, Dresdner Kleinwort Wasserstein (investment banking).
--------------------------------------------------------------------------------



                     BOARD OF DIRECTORS STANDING COMMITTEES

                                                              Nominating and
                                                                Executive
Board Member               Board  Audit  Executive  Finance   Compensation
-----------------------------------------------------------------------------
William H. Danforth .       X      X         X          X          X*
F. Sheridan Garrison.       X      X                    X          X
R. David Hoover . . .       X                           X*         X
H. Fisk Johnson . . .       X      X         X
Richard A. Liddy. . .       X      X*        X          X
Joe R. Micheletto . .       X                X          X          X
Robert A. Pruzan. . .       X                           X
J. Patrick Mulcahy. .       X                X          X
William P. Stiritz. .       X*               X*         X
-----------------------------------------------------------------------------
Meetings held in 2001       7      2         0          0          3


*Chairperson

AUDIT: Reviews auditing, accounting, financial reporting and internal control functions. Recommends our independent accountants and reviews their services. All members are non-employee directors.

EXECUTIVE: May act on behalf of the Board in the intervals between Board meetings.

FINANCE: Reviews the Company's financial condition, objectives and strategies and makes recommendations to the Board concerning financing requirements, dividend policy, foreign currency management and pension fund performance.

NOMINATING AND EXECUTIVE COMPENSATION: Sets compensation of executive officers, approves deferrals under the Company's Deferred Compensation Plan, administers the Company's 2000 Incentive Stock Plan and grants stock options and other awards under that plan. Monitors management compensation and benefit programs, and reviews principal employee relations policies. Recommends nominees for election as directors or executive officers to the Board. Also recommends committee memberships and compensation and benefits for directors. All members are non-employee directors.

The Nominating and Executive Compensation Committee will consider suggestions from shareholders regarding possible director candidates for the terms of Board members expiring in 2003. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. See "Shareholder Proposals for 2003 Annual Meeting" for details regarding the procedures and timing for the submission of such suggestions.

During fiscal year 2001, all directors other than H. Fisk Johnson attended 75% or more of the Board meetings and Committee meetings on which they served.

--------------------------------------------------------------------------------

                              DIRECTOR COMPENSATION

All directors, other than J. Patrick Mulcahy, received the following fees for serving on the Board or its Committees. Mr. Mulcahy received no compensation other than his normal salary from the Company for his service on the Board and its Committees.

Annual  Retainer                           $30,000
Fee  for  Each  Board  Meeting              $1,000
Fee  for  Each  Committee  Meeting          $1,000

The chairpersons of the Committees also received an additional annual retainer of $2,000 for each Committee that they chaired.


STOCK  AWARDS

On May 8, 2000, each non-employee director, other than Mr. Johnson, received an option to purchase 10,000 shares of Common Stock of the Company at $17.00, the closing price for such shares on that date on the New York Stock Exchange composite index. Mr. Stiritz received an option to purchase 500,000 shares of Common Stock at the closing price on that date. Mr. Johnson received an option to purchase 10,000 shares on September 18, 2000, the date of his appointment to the Board, at $20.00, the closing price of the Common Stock on that date. The options, which were granted under the Company's 2000 Incentive Stock Plan and have a ten year term, are exercisable at the rate of 20% per year, beginning on the first anniversary of the date of grant. They are exercisable prior to that date upon the director's death, declaration of total and permanent disability, retirement or resignation from the Board, or upon a change in control of the Company.

On May 8, 2000, each non-employee director, other than Mr. Johnson, also received a restricted stock equivalent award under which the director will be credited with a restricted stock equivalent for each share of the Company's Common Stock he acquires prior to May 8, 2002, up to a limit of 10,000 shares. Mr. Stiritz received a similar award, but with a limit of 130,000 shares. (On September 18, 2000, Mr. Johnson was granted a similar award, up to a limit of 10,000 shares, with respect to shares of Common Stock he acquires prior to September 18, 2002.) The equivalents granted will vest three years from crediting and will convert, at that time, into an equal number of shares of Common Stock. They also vest upon a director's death, declaration of total and permanent disability, or upon a change in control of the Company. If elected by the director, conversion may be deferred until the director terminates his service on the Board. As of November 1, 2001 the following directors have been credited with the indicated number of restricted stock equivalents: Mr. Danforth - 10,000 equivalents; Mr. Micheletto - 1,500 equivalents; Mr. Pruzan - 5,800 equivalents; Mr. Liddy - 10,000 equivalents; Mr. Hoover - 10,000 equivalents; Mr. Garrison - 0 equivalents; Mr. Johnson - 10,000 equivalents; Mr. Stiritz - 130,000 equivalents.

DEFERRED  COMPENSATION  PLAN

Directors can elect to have their retainer and meeting fees paid monthly in cash, or defer payment until their retirement under the terms of the Energizer Holdings, Inc. Deferred Compensation Plan. Under that Plan, they can defer in the form of stock equivalents under the Energizer Common Stock Unit Fund, which tracks the value of the Company's Common Stock, they can defer into the Prime Rate Option, under which deferrals are credited with interest at Morgan Guaranty Trust Company of New York's prime rate, or they can defer into any of the Measurement Fund Options which track the performance of the Vanguard investment funds offered under the Company's Savings Investment Plan. Deferrals in the Energizer Common Stock Unit Fund during each calendar year are increased by a match from the Company at the end of that year. For the year 2001 the Company set the matching contribution at 33 1/3% for Directors. Deferrals in the Plan are paid out in a lump sum in cash within 60 days following the director's termination of service on the Board.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Stiritz, Chairman of the Management Strategy and Finance Committee and Chairman of the Board of the Company, is Chairman of the Nominating and Compensation Committee of the Board of Directors of Ralcorp Holdings, Inc., Chairman of the Compensation Committee of S.C. Johnson & Son, Inc., and also serves on the Human Resources Committee of the Board of Directors of Ball Corporation. Mr. Micheletto, a director of the Company, is the Chief Executive Officer and President of Ralcorp Holdings, Inc. Mr. Johnson, also a director of the Company, is Chairman of the Board and Chairman of S.C. Johnson & Son, Inc. Mr. Hoover, also a director of the Company, is the President and Chief Executive Officer of Ball Corporation. Mr. Micheletto, Mr. Hoover and Mr. Johnson serve on the Nominating and Executive Compensation Committee of the Company's Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SPIN-OFF  AND  RELATED  TRANSACTIONS

Prior  to  April  1,  2000, the Company was a wholly-owned subsidiary of Ralston
Purina Company. On April 1, 2000, Ralston distributed the Common Stock of the Company to its shareholders in a tax free distribution or spin-off. Immediately prior to the spin-off, Ralston and the Company entered into certain agreements described below providing for the Company's orderly transition from a subsidiary to an independent publicly-held corporation. Mr. Stiritz serves as Chairman of the Board of Ralston Purina Company, and Messrs. Danforth and Liddy serve on its Board of Directors.

Agreement  and  Plan  of  Reorganization
----------------------------------------

Ralston and the Company entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") providing for, among other things, the principal corporate transactions required to effect the spin-off. The Reorganization Agreement also provided for the transfer of certain assets and liabilities from Ralston to the Company, in particular assets and liabilities associated with employee benefit plans in which employees of the Company participated. Under the Reorganization Agreement, Ralston agreed to retain or assume certain liabilities associated with the operation of the Company's business prior to the spin-off.

In addition, the Reorganization Agreement provided that the Company would assume the obligation to repay approximately $ 480 million which was borrowed by Ralston immediately prior to the spin-off, as well as retain pre-existing debt of its international battery subsidiaries. Because the debt assumed and retained by the Company at the time of the spin-off, net of cash held by the Company as of the spin-off, exceeded a targeted amount of indebtedness set forth in the Reorganization Agreement, a cash settlement of approximately $22 million was paid by Ralston to the Company following the spin-off.

Subject to certain exceptions, the Reorganization Agreement provides for indemnification by the parties as follows:

Ralston has agreed to indemnify the Company against any liabilities assumed or retained by Ralston in the Reorganization Agreement, and liabilities relating to:
- any breach by Ralston of any covenant made in the Reorganization Agreement or certain other agreements described in the Reorganization Agreement (the "Ancillary Agreements");
- any third party claim primarily relating to the actions of the Ralston board of directors in authorizing the spin-off; and
- the operation of the businesses conducted, or to be conducted, by Ralston and its subsidiaries or the ownership of its assets (other than the operation or assets of the battery business) both prior to and following the spin-off.

The Company has agreed to indemnify Ralston against any liabilities assumed or retained by the Company in the Reorganization Agreement, including the debt which the Company assumed or retained, and liabilities relating to:
- any breach by the Company of any covenant made in the Reorganization Agreement or any Ancillary Agreement;
- the operation of the Company's business and former battery operations controlled by its subsidiaries, or the ownership of the assets used in those businesses, except to the extent those liabilities are assumed or retained by Ralston in the Reorganization Agreement or any Ancillary Agreement; and
- all liabilities arising out of Ralston's continuing guarantee of any obligation of the Company or any subsidiary of the Company.

The indemnification payments described above are limited to the amount of the loss, less insurance proceeds (net of any deductibles or allocated paid-loss retro-premiums) which may be received for the loss by the party seeking indemnification.

Neither Ralston nor the Company have any liability to the other for taxes except as provided in the Tax Sharing Agreement, described below.

The Reorganization Agreement also provides that, in order to avoid adversely affecting the intended favorable tax consequences of the spin-off, neither the Company nor any of its subsidiaries will engage in certain transactions for a period of time following April 1, 2000 unless, in the sole discretion of Ralston, either:
- a legal opinion satisfactory to Ralston is obtained from counsel selected by the Company and approved by Ralston, or
-     a  supplemental  ruling  is  obtained  from  the  IRS,

and such opinion or ruling provides that the transactions would not adversely affect the Federal income tax consequences of the spin-off, as set forth in the private letter rulings which have already been obtained from the IRS by Ralston.

The Company does not expect that these limitations will significantly inhibit its activities or its ability to respond to business developments. The transactions subject to this provision, and the periods such transactions will be limited, are:
- material sales, exchanges or distributions to shareholders by the Company, or other material dispositions of any of the Company's assets, except in the ordinary course of business - 30 months;
- repurchases of Common Stock, unless the repurchase satisfies certain IRS Ruling criteria - 24 months;
- issuances or dispositions of Common Stock that represent in the aggregate 50% or more of the issued and outstanding Common Stock - 30 months;
- the liquidation of the Company or its merger with any other corporation (including a subsidiary) - 30 months; or
- the cessation by the Company of the active conduct of the battery business, within the meaning of Section 355(b) of the Code - 30 months.

In addition, the Reorganization Agreement provides that, if the Company engages in any of these transactions, and if the spin-off becomes taxable under the provisions of the Code because of its actions, the Company will indemnify Ralston (and its stockholders that received shares of Common Stock in the spin-off) against all tax liabilities, including interest and penalties, which are incurred. Ralston has agreed to indemnify the Company against losses which it may incur in the event that Ralston or any of its subsidiaries take any action which adversely impacts the tax-free nature of the spin-off.

Tax  Sharing  Agreement
-----------------------

Until April 1, 2000, the business operations of the Company were included in the consolidated Federal income tax returns of Ralston. As part of the spin-off, Ralston and the Company entered into a Tax Sharing Agreement providing, among other things, for the allocation between the parties of Federal, state, local and foreign tax liabilities for all periods through 12:01 a.m. on April 1, 2000, and reimbursement by each party for any of its taxes which may have been or will be paid or advanced by the other. The Tax Sharing Agreement provides that:
- Ralston will be liable for certain domestic tax liabilities for periods ending on or before April 1, 2000, including such liabilities resulting from audits or other adjustments to previously filed tax returns;
- The Company will be liable for certain foreign tax liabilities attributable to the operation of the Company's business prior to April 1, 2000; and
- The Company will be responsible for all Federal, state, local and foreign taxes attributable to its business on and after April 1, 2000.

Though valid as between Ralston and the Company, the Tax Sharing Agreement is not binding on the IRS or foreign tax authorities. It will not affect the joint and several liability of Ralston and the Company, and their respective subsidiaries, to the IRS or to foreign tax authorities for taxes of the Ralston consolidated group relating to periods prior to the spin-off.

Bridging  Agreement
-------------------

Ralston and the Company entered into a Bridging Agreement under which Ralston and, in certain cases, the Company, have agreed to continue to provide certain administrative services for a limited period of time following the spin-off. Charges for such services have been determined on a fair market basis.

GUARANTEED  LOANS  FOR  OFFICERS

Under the Company's Shareholder Value Commitment Program, the Company has granted restricted stock equivalent awards to encourage direct, long-term ownership of its Common Stock by directors and certain officers and key executives. Under the program, individual acquisitions of shares of Common Stock, up to a maximum per individual, are matched with an equal number of restricted stock equivalents which vest and convert into shares of Common Stock three years from the date of crediting. Purchases of Common Stock by certain officers in that Program were financed by personal loans made to the officers from Bank of America. The Company has guaranteed the bank loans but each officer has agreed to indemnify the Company if it incurs any loss under the guarantee provided for his loan, and has agreed that the Company may set off such losses against amounts that it may otherwise owe to him. The largest aggregate amount owed during fiscal 2001 on each guaranteed bank loan made to the executive officers was as follows: Mr. Strachan -$163,379.66; Mr. Rose - $686,122.54; Mr. McClanathan - $505,923.70; Mr. Conrad - $470,181.34 and Mr. Sescleifer $358,186.20.

OTHER  TRANSACTIONS

The Company has entered into an Engagement Agreement with Dresdner Kleinwort Wasserstein ("DKW"), under which DKW has been retained to provide financial advisory services to the Company in connection with implementing and completing long-term strategic plans and, in the event of any offer or proposal to the Company or its shareholders regarding control of the Company, matters relating to takeover defense. Mr. Pruzan, a director of the Company, is President and Chief Executive Officer of the North American Investment Banking division of DKW.

To the Company's best knowledge, Mr. Pruzan does not receive direct or indirect compensation related to the Company's retention arrangement with DKW. He has disclaimed any material interest in that arrangement. The Company expects that its business relationship with DKW will continue and any transactions will be conducted in the ordinary course and on competitive terms.

        ITEM 2. PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION


The Company's Board of Directors, upon the recommendation of management, has unanimously voted to recommend to shareholders that the Company's Articles of Incorporation be amended to add a new Article Twelve, which, if adopted, will limit the personal liability of directors for monetary damages under the circumstances permitted by a recent amendment to the Missouri General and Business Corporation Laws. The full text of the proposed Article Twelve is set forth below.

BACKGROUND

In recent years, litigation seeking to impose liability on directors of corporations for breach of their fiduciary duties has become increasingly common. To preclude liability, a director of a public corporation is required to show that his or her judgment on behalf of the corporation was exercised in accordance with the appropriate duty of care. However, as the application of a duty of care varies widely among the courts, directors may be left with little guidance and certainty as to what constitutes adequate care under a given set of circumstances. Furthermore, these proceedings are typically expensive and time-consuming whatever their eventual outcome. In view of the costs and uncertainties of litigation in general, it is often prudent to settle proceedings in which claims against a director are made. Settlement amounts, even if immaterial to the corporation involved, may exceed the financial resources of most individual defendants. As a result, an individual director might be justified in concluding that potential exposure to the costs and risks of such proceedings outweighs any benefit from serving as a director of a public corporation.

The risk of personal liability for directors has traditionally been mitigated through directors' and officers' liability insurance ("D&O Insurance"). However, changes in the market for insurance in recent years have resulted in corporations encountering increasing difficulty and expense in obtaining D&O Insurance. Coverage under D&O Insurance is no longer routinely offered by competing insurors at a reasonable cost, and is frequently subject to severely restrictive terms and high deductibles. Although the Company has obtained current D&O Insurance coverage for its directors on a basis that it believes is reasonable, it cannot predict at what cost, in what amounts, and with what limitations it will be able to obtain such insurance in the future. In addition, because the Company is obligated, pursuant to existing provisions of the Articles, and individual indemnification agreements authorized by the Articles, to indemnify the directors to the fullest extent permitted by law, it is also at financial risk, up to the amount of the deductible under its D&O Insurance, from litigation alleging breach of fiduciary duty.

In response to these issues, last year the General and Business Corporation Law of Missouri was amended to permit the elimination of personal liability of a director to a Missouri corporation or its shareholders for monetary damages resulting from the director's breach of fiduciary duty. This legislation was introduced in light of, and is, in general, similar to, legislation passed in Delaware and over thirty other states. Although the legislation enables a Missouri corporation to eliminate liability for breach of fiduciary duty, it does not permit the elimination of liability
      ---
- for any breach of the director's duty of loyalty to the corporation or its shareholders,
- for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law
-     for  improper  payment  of  dividends or distributions to shareholders, or
- for any transaction from which the director obtained an improper personal benefit.

REASONS  FOR  THE  AMENDMENT

The proposed amendment to add Article Twelve to the Company's Articles of Incorporation would permit the Company to obtain the benefit of this change in Missouri law, and eliminate directors' liability to the fullest extent permitted by law. Although the Company has been successful in attracting and retaining individuals of high caliber to serve as directors, management and the Board of Directors believe that it is desirable to provide the maximum possible protection available to our directors in order to enhance future recruitment efforts and reduce a significant disincentive to serving on the Board. The directors also believe that they can best exercise their business judgment in the interests of the Company if that judgment does not subject their personal assets to claims simply because others, with the benefit of hindsight, disagree with their business judgment.

In addition, although it is not certain that the adoption of Article Twelve will enable the Company to secure D&O Insurance coverage on more favorable terms, management believes that the proposed amendment should have a favorable impact over the long term on the availability, costs, amount and scope of such insurance. Adoption will also immediately reduce the financial risk to the Company of indemnification payments to the directors.

IMPACT  OF  PROPOSED  AMENDMENT

- The proposed amendment does not eliminate or change the fiduciary duty of care of the Company's directors; instead, it would eliminate the personal liability of the directors to the Company and its shareholders for breaches of that duty. Under Missouri law, personal liability for other actions detrimental to the Company would not be eliminated.

- The availability of equitable remedies such as injunctive relief or declaratory judgment would not be affected by Article Twelve.

- Article Twelve affects only the personal liability of the directors (whether or not they also are officers) acting in their capacity as directors, and has no effect on their personal liability for actions in any other capacity. It also does not affect their responsibilities, or potential liability, under other laws, including the federal securities laws.

- Article Twelve would not eliminate or limit the liability of a director for any act or omission occurring prior to the date upon which it becomes effective. The amendment will not become effective until the shareholders have approved it and it has been filed with the Missouri Secretary of State.

NO  NOTICE  OF  PENDING  CLAIMS

The Company is not aware of any currently pending or threatened litigation or other proceedings, or any recent past litigation or proceedings, which might have been materially affected had this amendment been in effect at the time of such litigation. In addition, the amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director or potential director.

FUTURE  CHANGES  IN  MISSOURI  LAW;  FUTURE  SHAREHOLDER  ACTION

The new Missouri statute permitting elimination of director liability has only recently been enacted and, to date, there has been no judicial interpretation of its precise scope or validity.

Article Twelve provides that if the General and Business Corporation Law of Missouri is further amended to protect directors, the Company's directors shall automatically be protected to the fullest extent permitted by law without further shareholder direction. It also provides that any subsequent amendment or repeal of Article Twelve which has the effect of increasing director liability would operate prospectively only, and would not affect any action taken or failed to be taken prior to the amendment or repeal.

PERSONAL  INTEREST  OF  BOARD  MEMBERS

The Board of Directors and management of the Company recognize that adoption of proposed Article Twelve will have the effect of reducing the potential legal exposure of directors for monetary damages resulting from their service to the Company. As a result, the directors have a personal interest in the approval of the amendment. Because of that personal interest, the Board may have a conflict of interest in recommending its adoption. However, for the reasons stated above, the Board of Directors believes that the adoption of proposed Article Twelve to the Company's Articles of Incorporation is in the Company's best interests.

TEXT  OF  AMENDMENT

The text of the proposed new Article Twelve, which would be added to the Company's Articles of Incorporation, is as follows:


"ARTICLE  TWELVE
LIMITATION  OF  LIABILITY
The liability of the Corporation's directors to the Corporation or any of its shareholders shall be eliminated to the fullest extent permitted under the General and Business Corporation Law of Missouri, as amended from time to time. Any repeal or modification of this Article Twelve by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification."

VOTE REQUIRED. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and represented in person or by proxy is required for approval of the proposed amendment of the Company's Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT OF THE ARTICLES OF INCORPORATION TO LIMIT THE LIABILITY OF THE
DIRECTORS  IN  CERTAIN  CIRCUMSTANCES.


                                 OTHER BUSINESS

The Board knows of no business which will be presented at the 2002 Annual Meeting other than that described above. The Company's Bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an Annual Meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the Meeting. No such notice with respect to the 2002 Annual Meeting was received by October 30, 2001, the deadline for the Annual Meeting.


                              SELECTION OF AUDITORS

The Board, upon the recommendation of the Audit Committee, appointed PricewaterhouseCoopers LLP as independent accountants for the current fiscal year. PricewaterhouseCoopers LLP was the Company's independent accountant for fiscal year 2001. A representative of that firm will be present at the 2002 Annual Meeting of Shareholders and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

AUDIT  FEES

PricewaterhouseCoopers LLP billed the Company $1,280,000 for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2001 and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed for the first three quarters of 2001.

FINANCIAL  INFORMATION  SYSTEMS  DESIGN  AND  IMPLEMENTATION  FEES

PricewaterhouseCoopers LLP rendered no professional services for the design and implementation of financial information systems to the Company during fiscal year 2001.

ALL  OTHER  FEES

PricewaterhouseCoopers LLP billed the Company $985,000 for all professional services rendered during fiscal year 2001 other than audits, reviews and financial information systems design and implementation.

                           STOCK OWNERSHIP INFORMATION

FIVE PERCENT OWNERS OF COMMON STOCK. The table below lists the persons known by the Company to beneficially own at least 5% of the Company's common stock as of November 1, 2001.



NAME AND                                             AMOUNT  AND
ADDRESS OF                                           NATURE  OF
BENEFICIAL OWNER                                     BENEFICIAL    % OF SHARES       EXPLANATORY
                                     TITLE OF CLASS  OWNERSHIP    OUTSTANDING (A)      NOTES
-----------------------------------  --------------  ---------  ---------------      ----------
Harris Associates, L.P.
Two North LaSalle Street,
Suite 500
Chicago, Ill. 60602-3790. . . . . .  Common Stock    7,534,898          8.22%           (B)
-----------------------------------  --------------  ---------  ---------------      ----------
Goldman Sachs Asset Management
32 Old Slip,
New York, NY
10005                                Common Stock    5,270,373          5.75%           (C)
-----------------------------------  --------------  ---------  ---------------      ----------
Gabelli Funds, LLC;
GAMCO Investors, Inc.;
Gemini Capital Management, LLC;
One Corporate Center
Rye, NY 10580 . . . . . . . . . . .  Common Stock    4,853,794          5.29%           (D)
-----------------------------------  --------------  ---------  ---------------      ----------

(A) The number of shares outstanding used in this calculation was the number actually outstanding on November 1, 2001.
(B) Based on a written statement from the shareholder and its general partner, Harris Associates, Inc., this amount includes 6,579,960 shares held by Harris Associates Investment Trust, for which the shareholder serves as investment adviser. Of the total shares beneficially owned, the shareholder has voting and investment powers as follows: sole voting - 0 shares; shared voting - 7,534,898 shares; sole investment - 955,498 shares; and shared investment - 6,579,898 shares.
(C) Based on a Schedule 13G filed by the shareholder, a separate operating unit of Goldman, Sachs & Co. on February 12, 2001, this amount does not include any shares held by other operating units of Goldman, Sachs & Co. Of the total shares beneficially owned, the shareholder has voting and investment powers as follows: sole voting - 4,496,052 shares; shared voting - 0 shares; sole investment - 5,270,373 shares; and shared investment - 0 shares.
(D) Based on a Schedule 13D filed by the shareholders Gabelli Group Capital Partners, Inc., Gabelli Asset Management, Inc., Marc J. Gabelli and Mario
     J. Gabelli, all persons or entities affiliated with Gabelli Asset Management Inc., on July 27, 2001. Of the total shares beneficially owned, Gabelli Funds, LLC. has voting and investment powers as follows: sole voting - 935,602 shares; shared voting - 0 shares; sole investment - 935,602 shares; and shared investment - 0 shares; GAMCO Investors, Inc. has voting and investment powers as follows: sole voting - 3,809,359 shares; shared voting - 0 shares; sole investment - 3,881,526 shares; and shared investment - 0 shares; Gemini Capital Management, LLC. has voting and investment powers as follows: sole voting - 36,666 shares; shared voting - 0 shares; sole investment - 36,666 shares; and shared investment - 0 shares; the other filing persons or entities indicate no voting or investment powers.


           COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below contains information regarding stock ownership of directors and executive officers as of November 1, 2001. It does not reflect any changes in ownership that may have occurred after that date.






                                                   SHARES HELD                   % OF SHARES
DIRECTORS                             SHARES        IN SAVINGS     OPTIONS      OUTSTANDING (B)
AND                                BENEFICIALLY     INVESTMENT   EXERCISABLE     (*DENOTES LESS
EXECUTIVE OFFICERS                    OWNED          PLAN (A)   WITHIN 60 DAYS      THAN 1%)
-----------------------------------------------------------------------------------------------
William H. Danforth. . . . . .  1,806,861 (C)(D)(E)         0           2,000        1.96
F. Sheridan Garrison . . . . .                    0         0           2,000           *
R.David Hoover . . . . . . . .               10,000         0           2,000           *
H. Fisk Johnson. . . . . . . .               20,000         0           2,000           *
Richard A. Liddy . . . . . . .               11,000         0           2,000           *
Joe R. Micheletto. . . . . . .                1,508         0           2,000           *
Robert A. Pruzan . . . . . . .                5,800         0           2,000           *
William P. Stiritz . . . . . .        2,525,233 (F)         0         100,000        2.84%
J. Patrick Mulcahy . . . . . .          211,843 (G)     5,868         100,000           *
Patrick C. Mannix. . . . . . .               93,186     7,415          80,000           *
Daniel E. Corbin, Jr.. . . . .                    0       140          50,000           *
Randy J. Rose. . . . . . . . .               33,804    13,682          70,000           *
Ward M. Klein. . . . . . . . .               31,840     5,035          70,000           *
Joseph W. McClanathan. . . . .               27,359     3,460          50,000           *
All Officers and Directors (I)        4,832,549 (H)    40,808         664,000        5.99%
-----------------------------------------------------------------------------------------------


In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated below, directors and executive officers named in the table above have sole voting and investment authority with respect to the shares set forth in the table. The table above also indicates shares that may be obtained within 60 days upon the exercise of options.
(A) Column indicates the most recent approximation of the number of shares of Common Stock as to which participants in the Company's Savings Investment Plan have voting and transfer rights. Shares of Common Stock which are held in the Plan are not directly allocated to individual participants but instead are held in a separate fund in which participants acquire units. Such fund also holds varying amounts of cash and short-term investments. The number of shares allocable to a participant will vary on a daily basis based upon the cash position of the fund and the market price of the stock.
(B)     The  number  of  shares  outstanding  are  as  of  November  1,  2001.
(C) Excludes 2,024,300 shares of Common Stock held by the Danforth Foundation, St. Louis, MO. Mr. Danforth is one of the nine trustees of the Foundation and disclaims beneficial ownership of its shares.
(D) Excludes 1,112,754 shares of Common Stock held by Washington University, St. Louis, MO. Mr. Danforth serves on the University's Board of Trustees, which consists of 51 members. He disclaims beneficial ownership of those shares.
(E) Mr. Danforth has sole voting and investment powers respecting 62,050 shares of Common Stock. He shares voting and investment powers with respect to 1,744,811 shares, which includes 917,287 shares held in a trust which are not reported on his Section 16 reports. Mr. Danforth disclaims beneficial ownership of those 917,287 shares. The 1,744,811 shares exclude 122,125 shares which have been reported as beneficially owned by Mr. Danforth on his Section 16 reports, but with respect to which Mr. Danforth does not have voting or investment powers.
(F) Mr. Stiritz disclaims beneficial ownership of 521,357 shares of Common Stock owned by his wife and 140,576 shares owned by his son.
(G) Mr. Mulcahy disclaims beneficial ownership of 12,500 shares of Common Stock owned by his wife and 111 shares owned by his step-daughter.
(H) Excludes 1,731,005 shares of Common Stock held to fund retirement benefits by the Energizer Holdings, Inc. Retirement Plan Trust, of which two executive officers serve as the trustees who collectively exercise voting and investment power. These officers disclaim beneficial ownership of those shares.
(I) The number of officers deemed "executive officers" by the Company's Board of Directors for fiscal year 2001 was fewer than those so designated for fiscal year 2000.

                             EXECUTIVE COMPENSATION

The following tables and narratives discuss the compensation paid in fiscal year 2001 to the Chief Executive Officer and the other four most highly compensated executive officers ("Named Executive Officers").

The Summary Compensation Table set forth below summarizes compensation received by the Named Executive Officers for the entire fiscal year 2001 and for that period of fiscal year 2000 following the spin-off of the Company by Ralston
Purina  Company  on  April  1,  2000.

However, the "Salary" column for fiscal year 2000 reflects annualized salaries, i.e., the salary amounts which would have been paid to the Named Executive Officers had they been paid for a full year at the rates in effect from April 1, 2000 through the end of the fiscal year, and the full amount of bonuses paid by the Company during fiscal year 2000 is reflected in the "Bonus" column for that year. No attempt has been made to pro rate bonuses based on the relationship between the period before the spin-off and the period after the spin-off.




                                   SUMMARY COMPENSATION TABLE

                                                                         Long Term
                                    Annual Compensation                Compensation
                                    -------------------                  (Awards)
                                                                       ------------
                                                       Other Annual Securities  Restricted   All Other
                                                         Compensa-  Underlying    Stock      Compensa-
                                                            tion    Options    Equivalents    tion
Name and Principal Position     Year  Salary($)  Bonus($)     ($)       (#)     ($)(1)      ($)(2)
---------------------------     ----  --------  --------   ------     -------    ------     -------


J. Patrick Mulcahy . . . . . .  2001  $650,000  $      0     $19,802        0  $        0  $ 53,368
Chief Executive Officer. . . .  2000  $650,000  $886,500     $     0  500,000  $2,320,000  $176,558

Patrick C. Mannix. . . . . . .  2001  $349,333  $      0     $10,137        0  $        0  $450,201
President. . . . . . . . . . .  2000  $342,000  $326,500     $     0  400,000  $1,322,075  $ 79,313

Daniel E. Corbin, Jr. (3)
Executive Vice President,. . .  2001  $243,600  $125,000     $     0        0  $        0  $260,621
Finance and Control. . . . . .  2000  $243,600  $202,600     $     0  250,000  $        0  $ 47,984

Randy J. Rose
President and Chief Operating
Officer, North America and . .  2001  $266,667  $      0     $ 2,281   50,000           0  $256,762
Europe . . . . . . . . . . . .  2000  $230,000  $191,300     $     0  300,000  $  630,000  $  8,754

Ward M. Klein
President and Chief Operating
Officer, Asia  Pacific and . .  2001  $264,167  $      0     $     0   50,000  $  505,564  $300,834
PanAm. . . . . . . . . . . . .  2000  $200,000  $141,200     $     0  300,000  $  126,500  $139,927

Joseph W. McClanathan. . . . .  2001  $231,750  $      0     $ 2,911        0  $  438,301  $187,453
Vice President, North America.  2000  $195,000  $172,177     $     0  250,000  $  201,250  $ 21,216


(1) Table shows value of restricted stock equivalents as of date of grant. As of September 30, 2001, the aggregate number and value of restricted stock equivalents credited to each of the Named Executive Officers was as follows:
     Mr.  Mulcahy,  130,000  equivalents;  $2,160,600
     Mr.  Mannix,  75,000  equivalents;  $1,246,500
     Mr.  Klein,  30,000  equivalents;  $498,600
     Mr.  Rose,  30,000  equivalents;  $498,600
     Mr.  McClanathan,  30,000  equivalents;  $498,600

Under the terms of Restricted Stock Equivalent Award Agreements entered into with each Named Executive Officer, for each share of Common Stock acquired by each Officer in the open market, up to a limit per individual, an equal number of restricted stock equivalents were credited to his account as of the date of the acquisition. The restricted stock equivalents vest three years from the date of grant, and will be converted into shares of Common Stock at that time unless the Officer elects to defer conversion until termination of employment. The equivalents also vest upon the Officer's death, disability, involuntary termination of employment or change of control of the Company. If dividends are paid on the Common Stock, an amount in cash equal to the dividends that would have been paid if the equivalents had been actual shares of Common Stock will be paid to the Officer at the time of conversion.

(2) The amounts shown in this column with respect to fiscal year 2001 consist of the following:

(i)  the  Savings  Investment Plan and Executive Savings Investment Plan --
     -------------------------------------------------------------------
Company matching  contributions  or  accruals:
     Mr.  Mulcahy,  $25,275
     Mr.  Mannix,  $11,380
     Mr.  Corbin,  $7,308
     Mr.  Rose,  $9,858
     Mr.  Klein,  $8,148
     Mr.  McClanathan,  $7,703
The  amounts  shown  do  not  include  benefits  which were accrued by the Named
Executive Officers in the Executive Savings Investment Plan in lieu of the PensionPlus Match Account in the Energizer Holdings, Inc. Retirement Plan due to certain limits imposed by the Internal Revenue Code on accruals in the Retirement Plan. Such additional amounts are disclosed in the information about the PensionPlus Match Account found on page __.

(ii)  the  Deferred Compensation Plan a Company match of 25% of amounts deferred
      -------------------------------
under  the  Equity  Option:
     Mr.  Mannix,  $81,627
     Mr.  Corbin,  $50,655
     Mr.  Rose,  $47,825

(iii)  the  Group  Life Insurance Plan  term life insurance premiums paid by the
       -------------------------------
Company  for  the  first  $40,000  of  coverage  for each of the Named Executive
Officers:  $58

(iv)  Split-dollar  life  insurance  premiums paid by the Company, which will be
      -----------------------------------------------------------
repaid on a specified future date, valued by multiplying the premiums outstanding during the fiscal year by the Company's weighted average short-term borrowing rate during the year:
     Mr.  Rose,  $7,721
     Mr.  McClanathan,  $7,515

(v)  Value  of  Company's  interest  in  cars  given  to Executive Officers upon
     ---------------------------------------------------------------------------
elimination  of  Company  Car  Program(see Nominating and Executive Compensation
    ----------------------------------
Committee  Report  on  page  __.):
     Mr.  Mulcahy,  $28,035
     Mr.  Mannix,  $30,636

(vi)  Payments under Retention Agreements - Prior to the spin-off of the Company
      -----------------------------------
from Ralston Purina Company, the Company entered into short-term retention agreements with the following Officers, and certain other key executives, which provided that if those individuals remained employed with the Company through January 15, 2001, they would receive a cash payment equal to the aggregate amount of any bonus payments they might receive for fiscal year 2000. Each of the named Officers did remain employed through that date, and were paid the following amounts
     Mr.  Mannix,  $326,500
     Mr.  Corbin,  $202,600
     Mr.  Rose,  $191,300
     Mr.  Klein,  $141,200
     Mr.  McClanathan,  $172,177
These individuals were given the opportunity to elect to defer such payments into the Energizer Common Stock Unit Fund of the Energizer Holdings, Inc. Deferred Compensation Plan and, if they so elected, such deferrals would be matched with restricted stock equivalents, up to the limit awarded to each individual, as described in footnote 1 above. To the extent that any amounts so deferred were matched with restricted stock equivalents, they did not receive a Company Match under the Deferred Compensation Plan.

(vii)  Net  international  assignment  payments  -  amounts  include  benefits
       ----------------------------------------
associated  with  Mr. Klein's status as an expatriate employee, during a portion
      ---
of the fiscal year, and his relocation to the U.S., including cost of living adjustments, foreign service premium, housing, relocation expenses, tax consultant services and foreign income tax payments, offset by his payment of hypothetical taxes and tax equalization payments. The net value of these benefits for Mr. Klein during FY '01 was $151,428.

(3) Mr. Corbin resigned as Executive Vice President, Finance and Control during fiscal year 2001. At the time of his resignation, he entered into an employment agreement with Eveready Battery Company, Inc., the Company's U.S. operating subsidiary, under the terms of which Mr. Corbin agreed to remain employed in a consulting capacity until January 1, 2003.



                                 OPTION GRANTS IN LAST FISCAL YEAR


       (A)                    (B)               (C)          (D)            (E)          (F)
                            NUMBER OF       % OF TOTAL
                           SECURITIES        OPTIONS
                           UNDERLYING      GRANTED TO     EXERCISE OR
                            OPTIONS        EMPLOYEES IN    BASE PRICE   EXPIRATION  GRANT DATE
       NAME                GRANTED (#)     FISCAL YEAR      ($/SH)        DATE       VALUE ($)

---------------------    --------------     ------       ------------  ---------  ------------
J. Patrick Mulcahy. .              0          -                -           -            -
---------------------    --------------     ------       ------------  ---------  ------------
Patrick C. Mannix . .              0          -                -           -            -
---------------------    --------------     ------       ------------  ---------  ------------
Daniel E. Corbin, Jr.              0          -                -           -            -
---------------------    --------------     ------       ------------  ---------  ------------
Randy J. Rose . . . .    50,000 (1) (2)      13%         $21.0625 (3)   11-19-10  $511,263 (4)
---------------------    --------------     ------       ------------  ---------  ------------
Ward M. Klein . . . .    50,000 (1) (2)      13%         $21.0625 (3)   11-19-10  $511,263 (4)
---------------------    --------------     ------       ------------  ---------  ------------
Joseph W. McClanathan              0          -               -           -            -
=====================    ==============     ======       ============  =========  ============

(1)     Options  granted  were  options  to  acquire  shares  of  Common  Stock.
(2) Options become exercisable at the rate of 20% of total shares on the anniversary of the date of grant in each of the years 2001, 2002, 2003, 2004 and 2005 and upon death, declaration of permanent and total disability, voluntary termination of employment at or after age 55, involuntary termination other than for cause, or upon a change in control of the Company.
(3)     Market  price  on  date  of  grant.
(4) Calculated using the Black Scholes pricing model. Underlying assumptions used in the calculation include a ten-year expiration, a current market price and strike price of $21.0625 per share, a ten year volatility assumption of 19.92%, a current dividend yield of 0.0% and a risk-free rate of return of 5.83%, which was derived from the 10-year treasury zero-coupon yield curve. The Company has elected to illustrate the potential realizable value using the Black Scholes pricing model as permitted by the rules of the Securities and Exchange Commission. This does not represent the Company's estimate or projection of future stock price or of the assumptions utilized; actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Common Stock.



                            FISCAL  YEAR  END  OPTION  VALUES


                    NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                    OPTIONS AT FY-END (#)           OPTIONS AT FY-END ($)

NAME . . . . . .    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
J. P. Mulcahy. .      100,000        400,000            0              0
P.C.  Mannix . .       80,000        320,000            0              0
D.E. Corbin, Jr.       50,000        200,000            0              0
R. J. Rose . . .       60,000        290,000            0              0
W. M. Klein. . .       60,000        290,000            0              0
J.W. McClanathan       50,000        200,000            0              0

None of the Named Executive Officers exercised options during fiscal year 2001.


                                 RETIREMENT PLAN

The Energizer Holdings, Inc. Retirement Plan may provide pension benefits in the future to the Named Executive Officers. Most regular U.S. employees that have completed one year of employment with the Company or certain of its subsidiaries are eligible to participate in the Retirement Plan. They become vested after five years of service. Normal retirement is at age 65; however, employees who work beyond age 65 may continue to accrue benefits.

FINAL AVERAGE EARNINGS FORMULA. Annual benefits for Messrs. Mulcahy, Mannix, Corbin, Rose, and Klein, and other administrative employees who so elected, are computed by multiplying their Final Average Earnings (the average of their five highest consecutive annual earnings during the ten years prior to their termination of employment) by a number which is 1.5% of their actual years of service (to a maximum of 40 years). That amount is then reduced by up to one-half of their primary social security benefit at retirement (with the actual amount of offset determined by their age and years of service at retirement). In the case of Mr. Mannix, that amount is further reduced to reflect an offset for benefits he has accrued in the Company's Australian Superannuation Plan No. 3, a funded plan sponsored by one of the Company's foreign affiliates.

With the exception of Mr. Mannix, the following table shows a range of estimated annual retirement benefits, in the form of a single life annuity with 60 monthly payments guaranteed, beginning at age 65, that would be payable from the Retirement Plan to salaried employees, including the Named Executive Officers. To the extent a Named Executive Officer's compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. The table reflects benefits prior to the reduction for social security benefits described above.



                                 RETIREMENT PLAN TABLE
                   FINAL AVERAGE EARNINGS FORMULA - ANNUITY PAYMENTS

Final Average                             Years of Service
 Earnings     10         15       20        25          30          35          40
300,000 .  $ 45,000  $ 67,500  $ 90,000  $112,500  $  135,000  $  157,500  $  180,000
400,000 .  $ 60,000  $ 90,000  $120,000  $150,000  $  180,000  $  210,000  $  240,000
500,000 .  $ 75,000  $112,500  $150,000  $187,500  $  225,000  $  262,500  $  300,000
600,000 .  $ 90,000  $135,000  $180,000  $225,000  $  270,000  $  315,000  $  360,000
700,000 .  $105,000  $157,500  $210,000  $262,500  $  315,000  $  367,500  $  420,000
800,000 .  $120,000  $180,000  $240,000  $300,000  $  360,000  $  420,000  $  480,000
1,000,000  $150,000  $225,000  $300,000  $375,000  $  450,000  $  525,000  $  600,000
1,200,000  $180,000  $270,000  $360,000  $450,000  $  540,000  $  630,000  $  720,000
1,400,000  $210,000  $315,000  $420,000  $525,000  $  630,000  $  735,000  $  840,000
1,500,000  $225,000  $337,500  $450,000  $562,500  $  675,000  $  787,500  $  900,000
1,600,000  $240,000  $360,000  $480,000  $600,000  $  720,000  $  840,000  $  960,000
1,800,000  $270,000  $405,000  $540,000  $675,000  $  810,000  $  945,000  $1,080,000
2,000,000  $300,000  $450,000  $600,000  $750,000  $  900,000  $1,050,000  $1,200,000
2,200,000  $330,000  $495,000  $660,000  $825,000  $  990,000  $1,155,000  $1,320,000
2,400,000  $360,000  $540,000  $720,000  $900,000  $1,080,000  $1,260,000  $1,440,000

ACCOUNT BASED FORMULA. Retirement benefits for Mr. McClanathan were accumulated under the Final Average Earnings formula described above until December 31, 1998. At that time, as a result of a one-time election opportunity offered to all administrative employees participating in the Retirement Plan, Mr. McClanathan elected to earn his benefits under a new "account based" benefit formula. Under this benefit formula, a participant's "base" single sum retirement benefit is calculated by multiplying the participant's Final Average Earnings (the average of their five highest consecutive annual earnings during the ten years prior to their termination of employment) by a gross percentage that is accumulated over a participant's working lifetime. The first five years of participant's employment each credit a rate of 4.0% towards that gross percentage. The next five years credit 5.0% each, the next five 6.5% each, the next five 8.0% each and each year in excess of 20 years credits 10% per year. In addition to this "base" single sum benefit, an additional "excess" single sum benefit is calculated as the amount of the participant's Final Average Earnings that is in excess of the Social Security Covered Compensation level in the year of calculation (i.e., in 2001, $37,212) multiplied by a percentage calculated as 3.5% of the participant's actual years of service. The participant also has the option of receiving his or her pension benefit in the form of an annuity which is the actuarial equivalent of the single sum amount. In no event, however, can the amount of this annuity be less than the annuity that the participant earned as of December 31, 1998 under the Final Average Earnings benefit formula described above.

The following table shows a range of estimated retirement benefits, in the form of a single sum amount, that would be payable from the Retirement Plan as of the date of termination of employment to Mr. McClanathan and other administrative employees who elected the Account-Based Formula described above. To the extent that their compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. Reflecting the annuity conversion rates in effect for fiscal/plan year 2000-2001, the annuity amount that would be payable as of a participant's Normal Retirement Age (65) based on the indicated single sum amounts would be determined as 9.1% of the participant's stated single sum balance credited with compound interest at a rate of 3% per annum from the participant's date of termination to the participant's 65th birthday.


Final Average                    Years of Service
Earnings         20          25           30          35           40
300,000     $  536,000   $  732,000   $  928,000   $1,124,000   $1,320,000
400,000     $  724,000   $  987,000   $1,251,000   $1,514,000   $1,778,000
500,000     $  911,000   $1,242,000   $1,573,000   $1,904,000   $2,235,000
600,000     $1,099,000   $1,497,000   $1,896,000   $2,294,000   $2,693,000


INTERNATIONALIST PLAN. In addition to the Final Average Earnings Formula described above, Mr. Mannix participates in the Company's Internationalist Plan, which is unfunded. Internationalist Plan benefits for Mr. Mannix are computed by multiplying his Final Average Earnings (the average of his five highest consecutive annual earnings during the ten years prior to his termination of employment) by a number which is 1.7% of his actual years of service (to a maximum of 40 years).

Mr. Mannix's benefits under the Internationalist Plan are offset by benefits payable to him under the Energizer Holdings, Inc. Retirement Plan, the supplemental retirement plan, and the Superannuation Plan. Mr. Mannix's benefit, payable under the Superannuation Plan as a single sum payment, is computed by multiplying his Final Average Base Earnings (the average of his five highest consecutive base annual earnings during the ten years prior to his termination of employment) by a number which is 15% of his actual years of service (to a maximum of 40 years). Based upon prevailing long term bond rates, this single sum amount would then be converted to an equivalent annuity payable to Mr. Mannix, with that annuity being used to offset the benefits payable under the Energizer Holdings, Inc. retirement plans. The actual amount of each pension plan's offset will be determined by Mr. Mannix's age and years of service at his retirement.

The following table shows the estimated annual retirement benefits, in the form of a single life, 5-year certain annuity, that would be payable to Mr. Mannix from the Internationalist Plan, assuming age 62 retirement and including the equivalent value of amounts payable to him from the other offsetting Company retirement plans.





                  INTERNATIONALIST PLAN TABLE*
       FINAL AVERAGE EARNINGS FORMULA - ANNUITY PAYMENTS

Final Average     Years of Service
Earnings      30        35        40

475,000 .  $242,250  $282,625  $323,000
525,000 .  $267,750  $312,375  $357,000
575,000 .  $293,250  $342,125  $391,000
625,000 .  $318,750  $371,875  $425,000
675,000 .  $344,250  $401,625  $459,000
725,000 .  $369,750  $431,375  $493,000
775,000 .  $395,250  $461,125  $527,000
825,000 .  $420,750  $490,875  $561,000
875,000 .  $446,250  $520,625  $595,000
925,000 .  $471,750  $550,375  $629,000
975,000 .  $497,250  $580,125  $663,000
1,025,000  $522,750  $609,875  $697,000

*1.7%  accrual  rate

PENSIONPLUS  MATCH  ACCOUNT

To the extent that each of the Named Executive Officers has elected to contribute compensation on an after-tax basis to the Company-sponsored Savings
Investment Plan (SIP), a matching single sum amount is credited to a nominal account balance established for each individual in the pension plan. The single sum amount credited to the individual's account each year is equal to 325% of the first 1% of pay (up to a certain limit imposed on pay by the Internal Revenue Code) contributed by the individual to the SIP on an after-tax basis. The amounts so credited each year to the nominal account are further annually credited each plan year with interest at a rate equal to the average 30-year
U.S. Treasury bond rate in effect during the August preceding the October 1 beginning of each plan year. These nominal accounts may be received by the participant, upon termination of employment, in the form of a lump sum or an equivalent annuity. For fiscal year 2001, the following amounts were accrued in the PensionPlus Match Accounts of the Named Executive Officers. To the extent a Named Executive Officer's compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, amounts below also include benefits payable from the unfunded Executive Savings Investment Plan.

-     Mr.  Mulcahy:  $27,625
-     Mr.  Mannix:  $12,328
-     Mr.  Corbin:  $7,917
-     Mr.  Rose:  $10,680
-     Mr.  Klein:  $9,043
-     Mr.  McClanathan:  $8,344

For the purpose of calculating retirement benefits, the Named Executive Officers had, as of September 30, 2001, the following whole years of credited service:
Messrs. Mulcahy-33 years; Mannix-38 years; Corbin-17 years; Rose-15 years; Klein-22 years; and McClanathan-26 years. Earnings used in calculating benefits (other than the PensionPlus Match Account) under the retirement plans are approximately equal to amounts included in the Salary and Bonus columns, and the footnote titled "Payments under Retention Agreements" to the All Other Compensation column, in the Summary Compensation Table on page _____.


                               DEATH BENEFIT PLAN

The Company maintains, at no cost to the participants, an unfunded Executive Retiree Life Plan to provide supplemental benefits to certain key members of management, generally at the level of division vice president and above. The Plan provides a death benefit, after retirement of the participant, to his or her named beneficiary in an amount equal, on an after-tax basis, to 50% of the participant's last full year's salary and bonus prior to retirement. To be eligible for the benefit, a participant must, at the time of retirement, meet certain conditions, including (1) being enrolled in the Company's voluntary Group Life Insurance Plan, which is available to almost all non-union administrative and production employees in the United States, with coverage of at least one times earnings; and (2) being age 55 with at least two years of service, or having a combination of age and years of service equal to at least
80. Messrs. Mannix, Corbin, Klein and McClanathan participated in the voluntary Group Life Insurance Plan, at the required coverage level, during fiscal year 2000.


                 EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                         AND CHANGE IN CONTROL ARRANGEMENTS


CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

The Company has entered into Change of Control Employment Agreements with each of the Named Executive Officers. The Agreements have a term of two years from their effective date (which will be automatically extended for additional two year terms unless the Company terminates the Agreements at least 90 days prior to renewal), and provide that the Officers will receive severance compensation in the event of their involuntary termination (including constructive termination), other than for cause, within two years following a change in control of the Company. A change of control is generally defined as the acquisition of 20% or more of the outstanding shares of the Company's Common Stock. A change of control will also occur if the initial directors of the Company, or their recommended or appointed successors, fail to constitute a majority of the board, or if the Company's stockholders approve a merger, consolidation or sale of all or substantially all of the assets of the Company.

The  severance  compensation  payable  under  the  Agreements  consists  of:
- a lump sum payment in an amount equal to 2 times the Officer's annual base salary and target bonus;

- the difference between the Officer's actual benefits under the Company's various retirement plans at the time of termination and what the Officer would have received if he had remained employed for an additional period of two years; and

- the continuation of other executive health, dental and other welfare benefits for a period of two years following the Officer's termination.

No payments would be made in the event that the termination is voluntary, is due to death, disability or normal retirement, or is for cause.

In the event that it is determined that a "golden parachute" excise tax is due under the Internal Revenue Code, the Company will reimburse the Officer for the amount of such tax, including any excise or income taxes associated with such reimbursement.

ACCELERATION  CLAUSES

The stock options and restricted stock equivalent awards which have been granted to employees and directors, including the Named Executive Officers, under the Company's 2000 Incentive Stock Plan, provide for acceleration of vesting in the event of a change in control of the Company.

EMPLOYMENT  AGREEMENT  WITH  MR.  CORBIN

Upon Mr. Corbin's resignation as Executive Vice President, Finance and Control, he entered into an employment agreement with Eveready Battery Company, Inc., under the terms of which Mr. Corbin agreed to remain employed until January 1, 2003 in a consulting capacity. Under the employment agreement, he will continue to be paid his salary at the time of his resignation throughout the term of the agreement, and he will continue to be able to participate in benefit plans offered to other salaried employees and executives. In addition, he received a bonus payment of $125,000 for fiscal year 2001 and will receive the same payment for fiscal year 2002. However, by the terms of the employment agreement, Mr. Corbin has waived all rights and benefits under his Restricted Stock Equivalent Award Agreement which was granted May 8, 2000. In the event of his death before January 1, 2003, the balance of his salary continuation and bonuses, if any, would be paid in a lump sum to his beneficiary or estate.

                 NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION


The Nominating and Executive Compensation Committee (the "Committee") consists entirely of non-employee directors free from relationships with the Company that might be considered a conflict of interest. It approves direct and indirect compensation of executive officers and administers and makes awards under the Company's 2000 Incentive Stock Plan.

                             COMPENSATION PHILOSOPHY

The overall objective of the Company's compensation philosophy is to reward management based upon its success in building the shareholder value of the Company as an independent business. The Company's executive compensation program is designed to provide a compensation package that, in the aggregate, will enable the Company to attract and retain highly talented executives and maintain a performance oriented culture. In addition, the compensation program is designed to emphasize stock-based incentive compensation in order to link compensation much more directly to the performance of the Company's business, as reflected in the stock market's evaluation of the Common Stock. The compensation program is intended to be one of "high risk/high opportunity" - with base salaries set below competitive levels, and incentive opportunities for significant annual or long-term compensation. Compensation packages are weighted toward programs that are contingent upon the Company's performance and the performance of the Common Stock. The compensation incentives take the form of annual bonuses based on performance targets for the Company as well as individual assessments, and long-term stock-based incentives designed to encourage Company stock ownership by executives and a managerial perspective that is in alignment with shareholders' interests.

In determining competitive pay standards, the Committee received advice from compensation consultants at PriceWaterhouseCoopers LLP, who reviewed data from published surveys of pay practices of other U.S.-based corporations of similar size with which the Company may compete in recruiting executive talent. These corporations include, but are not limited to, corporations included in the comparison indices set forth in the Performance Graph on page __ of this Proxy Statement.
                                    SALARIES

The base salary component of the compensation package for the executive officers is set at a level below median levels for comparable executive positions at comparison companies, with base salaries generally up to 15% below the 50th percentile for those companies. At the same time, incentive programs are offered which provide the officers an opportunity to achieve total compensation considerably above average, in the case of exceptional performance. The Committee establishes the salaries of key executive officers based on its assessment of the individual's responsibilities, experience, individual performance and contribution to the Company's performance. The Committee also generally takes into account compensation data from other companies as described above; historical compensation levels at the Company and its former parent, Ralston Purina Company; and the competitive environment for attracting and retaining executives. However, in light of the Company's disappointing financial performance during fiscal year 2001, management's expressed intention to reduce operating expenditures, and at the recommendation of Mr. Mulcahy, the Committee has elected to freeze salaries for the executive officers during fiscal year 2002 at the level they were at in fiscal year 2001. A discussion of the Committee's decisions regarding Mr. Mulcahy's salary is set forth below. The salaries for the Named Executive Officers are set forth in the Summary Compensation Table on page __. Mr. Stiritz does not receive a salary or an annual cash bonus as compensation for his services as Chairman of the Management Strategy and Finance Committee, but instead he has been granted a significant stock option grant and restricted stock equivalent opportunity.

                        ANNUAL CASH BONUS AWARD PROGRAMS

Annual cash bonuses will generally be awarded each year at, or shortly after, the end of the Company's fiscal year, in accordance with executive bonus plans covering the entire fiscal year then ended.

During fiscal year 2001, the Company's executive officers had an opportunity to earn an award based on (1) the achievement of targeted increases in the Company's earnings per share, and (2) individual performance. The Company's budgeted estimate for earnings per share, established by the Company prior to the beginning of the fiscal year, was set as a target under the plan.
Achievement of that target was a condition to the payment of 70% of an individual officer's targeted bonus under the plan, and an additional payout was possible if the target was exceeded. In addition, officers could be awarded from 30% to 45% of their targeted bonuses, based upon their individual performance rating. Individual performance is rated based on a subjective assessment of factors including organizational and management development, technical skills, execution of strategic plans, and overall quality of performance.

Because the Company's budgeted estimate for earnings per share was not met, the portion of the bonus conditioned upon that target was not paid. In addition, because of the Company's disappointing financial performance during fiscal year 2001, and upon the recommendation of management, the Committee determined that, despite its high assessment of the performance of the executive officers, it would not authorize any bonus payments, based upon individual performance ratings, to those officers for fiscal year 2001. Instead, it was decided that if the Company meets or exceeds the budgeted estimate of earnings per share for fiscal year 2002, the officers will receive the bonus they would have received under the 2001 bonus plan, based upon their individual performance ratings, in addition to any bonus that they may earn under the 2002 bonus plan.

The Committee expects to continue to utilize executive bonus plans with varying measures of individual and/or corporate performance for determining all or part of bonuses for Executive Officers.

                            DEFERRALS OF BONUS AWARDS

The Committee exercises its discretion in determining whether to permit eligible employees, including Executive Officers, to defer payment of their cash bonus or other cash compensation under the terms of the Deferred Compensation Plan. The terms of that Plan may include, in any particular year, an additional Company match on deferrals in the Energizer Common Stock Unit Fund of the Plan. It has been determined that deferrals into the Energizer Common Stock Unit Fund of all or part of annual cash bonuses earned in fiscal year 2001 will be credited with a 25% Company match which is subject to certain vesting requirements. The Committee believes that this provision of the Plan further aligns the executive's interests with those of shareholders of the Company by encouraging an investment in Company stock equivalents. It also adds a retention feature through the vesting requirements.

In January of 2000, while still a subsidiary of Ralston Purina, Eveready Battery Company, Inc., entered into retention agreements with a limited group of executives of the Company (including the Named Executive Officers, other than Mr. Mulcahy), in order to assure their continued service throughout the period of the spin-off. These agreements provided that if the executives remain employed by Eveready through January 15, 2001, they would be paid an amount equal to the cash bonuses they received during the year 2000. These executives were given an opportunity to defer the payments under the retention agreements under the terms of the Deferred Compensation Plan. Deferred amounts which were not matched with restricted stock equivalents, as described below, were instead credited with the 25% Company match.

                                  STOCK AWARDS

Under the Company's 2000 Incentive Stock Plan, stock-based incentive awards, including stock options and restricted stock awards, may be granted from time to time. In general, the Committee bases its decisions to grant stock-based incentives on the number of shares of Common Stock outstanding, the number of shares of Common Stock authorized under the 2000 Incentive Stock Plan, the number of options and shares of restricted Common Stock (or equivalents) held by the executive for whom an award is being considered and the other elements of the executive's compensation, as well as the Company's compensation objectives and policies described above. As with the determination of base salaries and bonus awards, the Committee exercises subjective judgment and discretion in view of the above criteria.

In May of 2000, the Board approved the grant to key executives (including the Named Executive Officers) of one-time options which were significantly larger than average annual grants for peer companies in order to immediately align the interests of senior management with those of shareholders, and to retain key individuals during the critical transition stage following the spin-off. In light of those grants, the Committee has determined that an additional annual grant to those executives for year 2001 was unnecessary. However, in light of the increased responsibilities, and competitive pay position, of Randy J. Rose as President and Chief Operating Officer, Europe and North America, and those of Ward M. Klein as President and Chief Operating Officer, Asia Pacific and Latin America, in November of 2000 the Committee determined that it was appropriate to grant each officer an additional option to acquire 50,000 shares of Common Stock. Details of those stock options are set forth on page __ of this Proxy Statement.

Stock options granted by the Committee entitle the recipient to purchase a specified number of shares of the Company's Common Stock, after certain vesting provisions have been met, at an option price which is equal to the fair market value of the Common Stock at the time of grant. They provide executives with an opportunity to buy and maintain an equity interest in the Company while linking the executive's compensation directly to shareholder value since the executive receives no benefit from the option unless all shareholders have benefited from an appreciation in the value of the Company's Common Stock. In addition, since the options "vest" serially, generally in four or five segments over a period of four to five years after the date of grant, they function as a retention device while encouraging the executive to take a longer-term view about decisions impacting the Company.

Restricted stock awards consist of grants of the Company's Common Stock, or stock equivalents convertible into shares of Common Stock, subject to certain restrictions. The restricted shares may not be sold, pledged or otherwise transferred until the restrictions lapse. Restricted stock awards further the goal of retaining key executives by encouraging stock ownership and linking executive performance with shareholder value.

In May of 2000, the Board of Directors of the Company approved the Shareholder Value Commitment Program in order to encourage a limited number of key executives, including the Named Executive Officers, as well as the members of the Board, to invest in and hold a significant number of shares of the Company's Common Stock.
Under the Program, each of those individuals was granted the opportunity to receive one restricted stock equivalent, up to an established limit per individual, for every share of the Company's Common Stock the individual purchases during the two year period commencing on the date of grant. Those executives who entered into the retention agreement referred to under DEFERRALS OF BONUS AWARDS above were given the opportunity to defer payments under that agreement into the Energizer Common Stock Unit Fund of the Deferred Compensation Plan, and if they so elected, the deferral would be credited as a purchase of Common Stock for purposes of receiving matching restricted stock equivalents. The executives must hold the acquired shares, or keep their deferrals in the Energizer Common Stock Unit Fund, for at least three years. The restricted stock equivalents credited to each executive will vest over a three year period, at which time they will convert into an equal number of shares of Common Stock, unless the executive has elected to defer conversion until termination of employment. The Program serves not only to encourage Common Stock ownership by the key executive group but also, by reason of the vesting provisions, helps retain the services of these individuals.

The value of restricted stock equivalents credited to the Named Executive Officers is set forth in the Summary Compensation Table on page __ of this Proxy Statement.

                       ELIMINATION OF COMPANY CAR PROGRAM

Prior to the spin-off of the Company, Ralston Purina Company offered a Company Car program for its corporate officers. Mr. Mulcahy and Mr. Mannix, as corporate officers of Ralston, participated in the program. Under the program, Ralston purchased a new-model car selected by each officer. If an officer selected a car which exceeded the maximum price covered by the program, the officer could contribute the excess out of his own funds, and would retain an equity interest in the car. Title to the cars was held by Ralston, and it provided maintenance and fuel without charge to the officers. Typically, under the program, if an officer retired, the car which he was driving would be given to him at his retirement.

The cars which Mr. Mulcahy and Mr. Mannix were using were contributed by Ralston to the Company at the time of the spin-off, and at that time the Board elected to allow those officers to continue to use their cars, but decided not to extend the program to any other corporate officers. In May of 2001, at the recommendation of management, and in order to reduce unnecessary expenses, the Board decided to terminate the program in its entirety. At that time, it was also decided that as Mr. Mulcahy and Mr. Mannix each had an equity interest in their cars, and, under the Ralston program, the vehicles would have been given to them upon their retirement, the Company's interest in their respective vehicles would be transferred to them. The value of the Company's interest in these cars is disclosed in the footnotes to the Summary Compensation Table on page __.

                  COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

SALARY. The Committee determined Mr. Mulcahy's salary for fiscal year 2001 in accordance with the general compensation philosophy described above under SALARIES, and recommendations from an independent compensation consultant. However, in light of the Company's disappointing financial performance during fiscal year 2001, and management's expressed intention to reduce operating expenditures, the Committee has decided not to increase Mr. Mulcahy's'salary for fiscal year 2002. Mr. Mulcahy's salary has remained at its present level since 1999.

Mr. Mulcahy participated in the fiscal year 2001 bonus plan described under ANNUAL CASH BONUS AWARD PROGRAMS above. As noted, because of the disappointing financial performance of the Company during fiscal year 2001, no bonus was awarded to any of the corporate officers, including Mr. Mulcahy, for that year. However, the Committee determined that if the Company meets or exceeds its budgeted earnings per share estimates for fiscal year 2002, he will receive a bonus equal to the bonus that he would have received under the 2001 plan, based upon his individual performance rating, in addition to any bonus to which he is entitled under the 2002 bonus plan.

STOCK AWARDS. In May, 2000 the Committee awarded Mr. Mulcahy options to purchase Company stock, and the opportunity to receive restricted stock equivalents, as described above, which awards were substantially larger than average annual grants because the Board wanted to provide significant incentive to improve the Company's operating performance, and to retain Mr. Mulcahy's services over the vesting period of the options. In light of those awards, no additional stock options or other stock awards were granted to Mr. Mulcahy during fiscal year 2001.


                 DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION

A feature of the Omnibus Budget Reconciliation Act of 1993 sets a limit on deductible compensation of $1,000,000 per year per person for those executives designated as Named Executive Officers in the Proxy Statement. The Company has mandated or reserved the right to mandate the deferral of certain bonus and salary payments to such officers. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may approve payment of non-deductible compensation from time to time if unusual circumstances warrant it. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.


             W. H. Danforth - Chairman          R.  David  Hoover
             F. Sheridan Garrison               Joe  R.  Micheletto
             H. Fisk Johnson


                             AUDIT COMMITTEE REPORT

The Audit Committee of the Company's Board of Directors consists entirely of non-employee directors that are independent, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards. A copy of the Charter of the Audit Committee was attached to the Company's Proxy Statement dated December 13, 2000.

Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes.

With respect to the Company's audited financial statements for the Company's fiscal year ended September 30, 2001, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed those financial statements with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as modified or supplemented.

The Audit Committee has received the written disclosures from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No.1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm. In doing so, the Committee considered whether the non-audit services provided by PricewaterhouseCoopers LLP were compatible with its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements for the fiscal year ended September 30, 2001 be included in the Company's Annual Report on Form 10-K for that year.


              Richard Liddy - Chairman          William H. Danforth
              F. Sheridan Garrison

                                PERFORMANCE GRAPH

The graph below is presented in accordance with SEC requirements. You are cautioned against drawing any conclusions from the data in the graph, as past results do not necessarily indicate future performance. The graph does not reflect the Company's forecast of future financial performance.

Despite anything to the contrary in any of the Company's previous SEC filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following graph as well as the Nominating and Executive Compensation Committee Report on Executive Compensation and the Audit Committee Report set forth above will not be incorporated by reference into any such filings.

The line graph below compares the annual percentage change in cumulative total shareholder return for the Company's Common Stock with the cumulative total return of the Standard & Poor's Mid Cap Consumer Products and 400 Mid Cap Indices.

[Monthly Data Used to Graphically Compare Performance of Energizer Shares to the S and P 400 Mid, S and P Mid Consumer Products April 2000 through September 2001]

                                 [LINE GRAPH]
[Initial Investment  100.00]


                   ENERGIZER                       S&P 400 MIDCAP INDEX
                     Value of                         Value of
                   Initial $100  Percent            Initial $100  Percent
Date         Price  Investment    Return      Price  Investment    Return

09/28/2001    16.6     78.2     -21.8%          432.0     91.4     -8.6%
08/31/2001    17.7     83.2     -16.8%          493.8    104.3      4.3%
07/31/2001    18.8     88.2     -11.8%          511.1    107.9      7.9%
06/29/2001    23.0    108.0       8.0%          519.1    109.5      9.5%
05/31/2001    23.1    108.5       8.5%          521.6    109.9      9.9%
04/30/2001    23.8    112.1      12.1%          510.3    107.4      7.4%
03/30/2001    25.0    117.6      17.6%          459.9     96.8     -3.2%
02/28/2001    24.9    117.2      17.2%          497.3    104.5      4.5%
01/31/2001    24.6    115.8      15.8%          527.9    110.9     10.9%
12/29/2000    21.4    100.6       0.6%          516.8    108.5      8.5%
11/30/2000    19.3     90.9      -9.1%          480.4    100.7      0.7%
10/31/2000    19.8     92.9      -7.1%          520.2    109.0      9.0%
09/29/2000    24.5    115.3      15.3%          538.8    112.8     12.8%
08/31/2000    19.8     92.9      -7.1%          542.9    113.6     13.6%
07/31/2000    24.1    113.5      13.5%          489.0    102.2      2.2%
06/30/2000    18.3     85.9     -14.1%          481.8    100.6      0.6%
05/31/2000    17.0     80.0     -20.0%          475.2     99.1     -0.9%
04/28/2000    17.1     80.3     -19.7%          481.9    100.4      0.4%
04/03/2000    21.3    100.0         0%          480.5    100.0      0.0%



                    S&P MIDCAP  CONSUMER
                         Value of
                          Initial       Percent
Date           Price  $100 Investment    Return

09/28/2001     124.7       105.8       5.8%
08/31/2001     132.8       112.5      12.5%
07/31/2001     133.6       113.2      13.2%
06/29/2001     138.9       117.6      17.6%
05/31/2001     132.9       112.4      12.4%
04/30/2001     130.4       110.2      10.2%
03/30/2001     128.6       108.6       8.6%
02/28/2001     132.9       112.2      12.2%
01/31/2001     132.8       112.0      12.0%
12/29/2000     125.7       106.0       6.0%
11/30/2000     120.1       101.2       1.2%
10/31/2000     115.0        96.8      -3.2%
09/29/2000     118.6        99.8      -0.2%
08/31/2000     110.7        93.0      -7.0%
07/31/2000     120.6       101.2       1.2%
06/30/2000     105.2        88.3     -11.7%
05/31/2000     109.7        91.8      -8.2%
04/28/2000     113.5        95.0      -5.0%
04/03/2000     119.5       100.0       0.0%



                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Any proposals to be presented at the 2003 Annual Meeting of Shareholders must be received by the Company, directed to the attention of the Secretary, no later than August 10, 2002 in order to be included in the Company's proxy statement and form of proxy for that meeting. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission and the Bylaws of the Company.

In order for a shareholder to nominate a candidate for director, under the Company's Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 90 days before the meeting (but if the Company gives less than 90 days' (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 7 days after notice of the meeting is mailed or other public disclosure of the meeting is made), or prior to October 29, 2002 for the 2003 Annual Meeting. The shareholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company prior to the time described in the preceding paragraph. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company's Proxy Statement.

In each case, the notice must be given to the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. A copy of the Company's Bylaws will be provided without charge upon written request to the Secretary.

                         By  order  of  the  Board  of  Directors,



                         Timothy  L.  Grosch
                         Secretary
December  10,  2001

[LANGUAGE ON FRONT OF PROXY CARD]

                                 Proxy by Mail                  Please mark
                                                                your votes     X
                                                                like this
ENERGIZER HOLDINGS, INC.                        COMMON STOCK

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR":
                           For All   Withhold   For All
                           Nominees             Except
1. Election of Directors                               Nominees:  01  W.H.
                            ------    ------    -----  Danforth, 02 R.A. Liddy,
                                                       03 J.R. Micheletto
                             FOR    AGAINST   ABSTAIN
2. Approval of 2000                                    To withhold authority to
   Amendment to Articles    ------   ------    -----   vote for any nominees
   of Incorporation to                                 listed above, mark the
   limit Director                                      "For All Except"  box
   liability                                           and write the name(s) of
                                                       the nominee(s) from whom
                                                       you wish to withhold
                                                       authority to vote in the
                                                       space provided below.
                                  ______________________________________________

Please be sure to sign                       Mark box at right if you plan to
and date this Proxy Card.                    attend the  Annual Meeting on
                                             January 28, 2002.
IF YOU WISH TO VOTE ELECTRONICALLY                                 --------
PLEASE READ THE INSTRUCTIONS BELOW
                                             Mark box at right if you would
                                             like to access future proxy
                                             statements and annual reports
                                             over the internet, instead of
                                             receiving hard copies.
                                                                   --------

                                               COMPANY  NUMBER:
                                               PROXY  NUMBER:
                                               ACCOUNT  NUMBER:

SIGNATURE                         SIGNATURE                            DATE
PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) HEREON. WHEN SIGNING AS ATTORNEY, EXECUTOR, TRUSTEE, GUARDIAN, OR OFFICER OF A CORPORATION, PLEASE GIVE TITLE AS SUCH. FOR JOINT ACCOUNTS, ALL NAMED HOLDERS SHOULD SIGN. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN ALL CARDS AND RETURN IN THE ACCOMPANYING POSTAGE-PAID ENVELOPES.

--------------------------------------------------------------------------------
                 FOLD AND DETACH HERE AND READ THE REVERSE SIDE


                         VOTE BY TELEPHONE OR INTERNET
                        QUICK  ***  EASY  ***  IMMEDIATE

                           ENERGIZER HOLDINGS, INC.
* You can now vote your shares electronically through the Internet or the telephone.
*      This eliminates the need to return the proxy card.
* Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
-----------------------------------
WWW.ENERGIZER.COM

Have your proxy card in hand when you access the above website. Select "ENR Shareholder Proxy Voting". You will be prompted to enter the company number, proxy number, and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL
-------------------------------

Mark, sign, and date your proxy card above, detach it, and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
--------------------------------
1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number, and account number. Follow the voting instructions to vote your shares.

             PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED ELECTRONICALLY
             -----------------------------------------------------------

[LANGUAGE ON BACK OF PROXY CARD]

                           ENERGIZER HOLDINGS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JANUARY 28, 2002


    P This proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder. IF NO DIRECTION IS
    R MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2. The undersigned hereby appoints J.P. Mulcahy and H.L. Strachan as Proxies, with
    O the power of substitution, to represent and to vote, as designated below, all the shares of the undersigned held of record on November
    X 23, 2001, at the Annual Meeting of Shareholders to be held on January 28, 2002 and any adjournments thereof.

    Y           (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)


          This proxy covers all Energizer Holdings, Inc. Common Stock you own in any of the following ways (provided the registrations are identical):
          -  Shares held of record
          -  Energizer Holdings, Inc. Savings Investment Plan
          -  Ralston Purina Company Savings Investment Plan

------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                      2002 ANNUAL MEETING ADMISSION TICKET

                           ENERGIZER HOLDINGS, INC.
                     2002 ANNUAL MEETING OF SHAREHOLDERS
                          MONDAY, JANUARY 28, 2002
                             2:30 P.M. LOCAL TIME
                          ENERGIZER WORLD HEADQUARTERS
                         533 MARYVILLE UNIVERSITY DRIVE
                           ST. LOUIS, MISSOURI 63141

        PLEASE PRESENT THIS TICKET FOR ADMITTANCE TO THE ANNUAL MEETING,
            ADMITTANCE WILL BE BASED UPON AVAILABILITY OF SEATING.